EXHIBIT 2.3

                               AMENDMENT AGREEMENT



         This Amendment Agreement is made this 5th day of July, 2001, by and between MANUFACTURERS AND TRADERS TRUST COMPANY, a New York banking organization having its chief executive office at One M&T Plaza, Buffalo, New York 14240 (the
Bank), and AMERICAN LOCKER GROUP INCORPORATED, a Delaware business corporation having its chief executive office at 608 Allen Street, P.O. Box 1000, Jamestown, New York 14702-1000 (the Borrower).

         Whereas, the Bank and the Borrower previously entered into a corporate term loan agreement dated August 30, 1991, which was amended by (1) an amendment agreement dated May 1, 1994; (2) an amendment agreement dated March 12, 1996;
(3) an amendment agreement dated August 22, 1997; and (4) an amendment agreement dated June 9, 1999 (as so amended the Loan Agreement), and

         Whereas, the Bank and the Borrower now desire to amend certain provisions of the Loan Agreement;

         Now, Therefore, effective on the date of this   Amendment    Agreement,
the Bank and the Borrower agree as follows:

         1. A new clause (jiv) to read "(jiv) Loan IV" is added to Section 1 of the Loan Agreement after clause (jiii) of such Section 1.

         2. There is added to the Loan Agreement after Section 2C thereof a new Section 2D to read as follows:

            2D. Loan IV.

            a. MAKING AND OBTAINING  LOAN IV. Upon  and subject to each term and condition of this Agreement, the Bank shall make Loan IV to the Borrower and the Borrower shall obtain Loan IV from the Bank. The principal amount of Loan IV as evidenced by two notes in the principal amounts of $6,300,000 and $2,100,000 shall be $8,400,000.

            b. TERMINATION OF OBLIGATION.  Any   obligation of the Bank to  make
               Loan IV shall  terminate no later than July 6, 2001.

            c. REPAYMENT.  The  Borrower  shall  repay the outstanding principal of the two notes to the Bank in 84 consecutive monthly installments commencing on August 6, 2001, and continuing thereafter on the same day of each succeeding calendar month consisting of 83 equal installments each in the total amount of $100,000, and one final installment on the maturity date in an amount equal to the outstanding principal on both notes, together with all other amounts outstanding hereunder, including, without limitation, accrued interest, costs, and expenses. In addition, until the outstanding principal is paid in full, payments of all accrued and unpaid interest on both notes will become due and payable on the 6th day of each month commencing on August 6, 2001.

            d. OPTIONAL PREPAYMENT IN ADVANCE.  The   Borrower   shall  have the
               option of paying the principal sum to the Bank in advance of the maturity date, in whole or in part, at any time and from time to time upon written notice received by the Bank prior to making such prepayment. With respect to the term note in the amount of $2,100,000 for which the Borrower has elected a fixed rate option, the Borrower shall pay to the Bank, together with the prepayment, as consideration of the privilege of making such prepayment, a premium equal to the greater of (a) 1 percent of the principal sum prepaid; or (b) an amount equal to the present value of the difference between (i) the amount of interest that would have accrued on the principal sum during the remaining term of the note, at the interest rate set forth in the note in effect

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               on the date of  prepayment;  and (ii) the amount of interest that would have accrued on the principal sum during the remaining term of the note at the current market rate. With respect to the libor term note, the Borrower shall be liable for and shall pay the Bank, on demand, the higher of $250 or the actual amount of the liabilities, expenses, costs or funding losses that are a direct or indirect result of such prepayment (based on the entire principal amount prepaid).

            e. MATURITY DATE. The  maturity  date of both notes shall be July 6,
               2008.

            f. INTEREST. The unpaid principal balance of   each note   will bear
               interest equal to (A) an interest rate based on the London Interbank Offered Rate ("LIBOR") plus 2.00 percent (any designation of an interest period for LIBOR shall be made on two business days prior notice) or (B) Fixed rate, at the Bank's Cost of Funds plus 2.00 percent. "Fixed Rate" shall mean the greater of (i) 2.00 percentage points above the Cost of Funds, or (ii)
               7.00 percent. "Cost of Funds" shall mean the most recent yield on United States Treasury Obligations adjusted to a constant maturity of seven years in effect two business days prior to closing date as published by the Board of Governors of the Federal Reserve System in the Federal Reserve Statistical Release
               H.15 (519), or by such other quoting service, index or commonly available source utilized by the Bank, plus the "ask" side of the seven year swap spread in effect two business days prior to closing date as set forth in Bloomberg, L.P., or by such other quoting service, index or commonly available source utilized by the Bank. Interest is payable monthly on the same date that principal installments are payable.

            g. GENERAL PROVISIONS AS TO REPAYMENT AND PAYMENT.  Repayment of the
               principal amount of Loan IV, payment of all interest owing pursuant to this

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               Agreement  in  connection  with Loan IV and  payment of all other amounts owing by the Borrower to the Bank pursuant to this Agreement in connection with Loan IV shall be made in lawful money of the United States and in immediately available funds at the banking office of the Bank located at One Fountain Plaza, Buffalo, New York, or at such other office of the Bank as may at any time and from time to time be specified in any notice delivered, given or sent to the Borrower by the Bank. No such repayment or payment shall be deemed to have been received by the Bank until received by the Bank at the office of the Bank determined in accordance with the preceding sentence, and any such repayment or payment received by the Bank at such office after 2:00 p.m. on any day shall be deemed to have been received by the Bank at the time such office opens for business on the next business day of the Bank. If the time by which any of the principal amount of Loan IV is to be repaid is extended by operation of law or otherwise, the Borrower shall pay interest on the outstanding portion thereof during such period of extension as provided in Section 2C of this Agreement.

            3. Section 3 of the Loan Agreement is amended in  its entirety    to
               read as follows:

               3. PREREQUISITES TO THIS LOAN.  The  obligation  of the  Bank  to make this loan shall be conditioned upon the following:

               a. NO DEFAULT. (i) There not having  occurred or  existed  at any time during the period beginning on the date of this Agreement and ending at the time such loan is made, any Event of Default or Potential Event of Default, and (ii) the Bank not believing in good faith that any Event of Default or Potential Event of Default has so occurred or existed or so exists;

               b. REPRESENTATIONS  AND   WARRANTIES.  (i)  Each   representation
                  and warranty  made in this  Agreement being true   and correct
                  as of  all  times   during    the

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                  period   beginning on the date of this Agreement and ending at
                  the time   such loan is made,  except to the extent updated in
                  (A) a certificate executed by the Chief Executive Officer or the President or a Vice President of the Borrower and by the Chief Financial Officer of the Borrower, and received by the Bank before the time such loan is to be made, or (B) Exhibit A attached to and made a part of this Agreement; (ii) each other representation and warranty made to the Bank by or on
                  behalf of the Borrower or by or on behalf of  any   subsidiary
                  or other  obligor  before  the time  such loan is to  be  made
                  being true and correct as of the date thereof,   except to the
                  extent  updated and (A) a certificate  executed   by the Chief
                  Executive  Officer or the  President   or a Vice  President of
                  the  Borrower  and by the  Chief    Financial  Officer  of the
                  Borrower, and received by the Bank   before the time such loan
                  is to be made,  or (B) Exhibit A   attached to and made a part
                  of this Agreement;  (iii) each financial  statement   provided
                  to the  Bank by or on  behalf  of the  Borrower  or   by or on
                  behalf of any  subsidiary or other  obligor  before   the time
                  such loan is to be made  being  true and  correct  as   of the
                  date thereof;  and (iv) the Bank   not believing in good faith
                  that (A) any such  representation or   warranty,  except as so
                  updated,  was or is other  than true and    correct  as of any
                  such time, or as of such date of    determination of the truth
                  and correctness thereof, or (B) any   such financial statement
                  was other than true and correct as of   the date  thereof;

                 c. PROCEEDINGS.  The Bank being  satisfied as to each corporate or other proceeding in connection with any transaction contemplated by this Agreement; and

                 d. RECEIPT BY BANK.  The receipt by the Bank at or before   the
                    time Loan IV is to be made of the following,  in form    and
                    substance  satisfactory  to the Bank:

                    i)  Two   Promissory  Notes   in  the  principal  amounts of
                        $6,300,000 and

                         $2,100,000, appropriately completed and duly executed by the Borrower;

                    ii)  A   Ratification   of    General   Guaranty  Agreement,
                         appropriately completed and duly executed by   American
                         Locker Security  Systems,  Inc.;

                    iii) A   Ratification   of  General   Guaranty    Agreement,
                         appropriately   completed    and   duly   executed   by
                         American Locker Company, Inc.;

                    iv) A certificate executed by the Chief Executive Officer or the President or a Vice President of the Borrower and by the Chief Financial Officer of the Borrower and stating that (A) there did not occur or exist at any time during the period beginning on the date of this Agreement and ending at the time such loan is to be made, and there does not exist at the time such loan is to be made, any Event of Default or Potential Event of Default, and (B) each representation and warranty made in this Agreement was true and correct as of all times during the period beginning on the date of this Agreement and ending at the time of such loan and is true and correct as of the date of the loan, except to the extent updated in a certificate executed by the Chief Executive Officer or the President or a Vice President of the Borrower and by the Chief Financial Officer of the Borrower and received by the Bank before the time of such loan;

                    v) Evidence that each of the Borrower and all subsidiaries is at the time such loan is to be made in good standing under the laws of the jurisdiction in which it is incorporated;

                    vi) A copy of the certificate or articles of incorporation or other charter document of each of the Borrower and all subsidiaries certified by its Secretary to be complete and accurate at the time such loan is to be made;

                    vii) A copy of the bylaws or other organizational   document
                         of each of the Borrower and all subsidiaries certified by its Secretary to be complete and accurate at the time such loan is to be made;

                   viii) Evidence  of the  taking,  and of the  continuation  in full force and effect at the time such loan is to be made, of each corporate or other action of the Borrower or of any other Person necessary to authorize the obtaining of such loan by the Borrower, the execution, delivery to the Bank and performance of each Loan Document and the imposition or creation of any security interest, mortgage and other lien and encumbrance imposed or created pursuant to any Loan Document;

                   ix)   Evidence that each requirement contained in    any Loan
                         Document with respect   to   insurance  is being met at
                         the time  such  loan is  made;

                   x) Each additional writing required by any Loan Document or deemed necessary or desirable by the Bank at the sole option of the Bank; and

                   xi) Payment of all costs and expenses payable pursuant to the first sentence of Section 8 of this Agreement at or before the time such loan is made.

            4. Section 4a of the Loan Agreement is amended to add the following:

               "The proceeds of Loan IV  will be used  only  to  purchase  stock
               of  B.L.L. Corporation,  d/b/a  Security   Manufacturing   Corp.,
               and to refinance the existing  $333,000 term loan."

            5. Section 5 of the  Loan  Agreement  shall  be amended, in part, as follows:

               5. AFFIRMATIVE  COVENANTS.   During  the term of this  Agreement,
                  the Borrower shall do the following unless the prior written consent of the Bank to not doing so shall have been obtained by the Borrower:

               d. NET WORTH;  LIABILITIES.  At any time, the  Borrower shall not
                  permit (i) Borrower's consolidated tangible net worth  to   be
                  less than $5 million, or (ii) its
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                  consolidated    liabilities  to exceed  250  percent  of   its
                  consolidated  tangible  net worth.

            6. Section 6 of  the  Loan Agreement  shall be  amended as  follows:

               6. NEGATIVE COVENANTS. During the term of this Agreement, neither the Borrower nor any subsidiary shall, without the prior written consent of the Bank do, attempt to do, or agree or otherwise incur, assume, or have any obligation
                   to   do   any  of   the following:

               j. CAPITAL EXPENDITURES. With the exception of this loan and the purchase of the stock of B.L.L. Corporation, d/b/a Security Manufacturing Corp., make (whether by purchase or other acquisition of any Asset or Security, by means of any Capital Lease or otherwise) capital expenditures exceeding $3 million in the aggregate for the Borrower and all subsidiaries during any fiscal year of the Borrower.

            7. Section 10j of the Loan  Agreement is amended in its entirety  to read as follows:

               j. LOAN. "Loan" means Loan I, Loan II,  Loan III,  or Loan IV.

            8. There is  added to the  Loan  Agreement  after  Section  10j(iii)
               thereof a new  section  10j(iv) to read as  follows:

               j(iv). LOAN IV. "Loan IV" means a loan by the Bank to the Borrower in the principal amount of $8,400,000.

            9. The Loan Agreement is changed by this Amendment Agreement only to the extent that is specifically amended by this Amendment Agreement and, as so amended, the Loan Agreement shall remain in full force and effect. Effective on the date of this Amendment Agreement, references in the Loan Agreement to "this Agreement" shall be deemed to be references to the Loan
               Agreement as amended by  this    Amendment     Agreement.

            In Witness Whereof,  the Bank and the    Borrower   have caused this
            Amendment  Agreement

            to  be duly executed on   the  date   shown at the beginning of this
            Amendment Agreement.



MANUFACTURERS AND TRADERS TRUST COMPANY



By  /s/ KEVIN K. BROMBACHER
  -----------------------------
KEVIN K. BROMBACHER, Vice President




AMERICAN LOCKER GROUP INCORPORATED



By  /s/ EDWARD F. RUTTENBERG
  -----------------------------
EDWARD F. RUTTENBERG, Chairman